Exhibit (d) (6)

CITRIX SYSTEMS, INC.

Incentive Stock Option Master Agreement

[Date of hire]

Citrix Systems, Inc., a Delaware corporation (the “Company”), may grant from time to time to «EMPLOYEE» (the “Employee”), one or more options (each, an “Option”) to purchase certain shares (the “Option Shares”) of its Common Stock, $.001 par value (“Common Stock”), at a certain price per share. Such grants shall be made pursuant to, and defined in their relevant terms by this Incentive Stock Option Master Agreement (the “Agreement”), the Company’s 1995 Stock Plan (the “Plan”) and an Incentive Stock Option Notice (the “Notice”) issued and delivered to the Employee at the time of such grant.

1. Grant Under 1995 Stock Plan. Each Option shall be granted pursuant to and shall be governed by the Agreement and the Plan and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with such Option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2. Grant as Incentive Stock Option; Other Options. Such Option is a non-statutory stock option and is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Such Option is in addition to any other options heretofore or hereafter granted to the Employee by the Company or any Related Corporation (as defined in the Plan), but a duplicate original of this instrument shall not effect the grant of another option.

3. Vesting of Option if Business Relationship Continues. If the Employee has continued to serve the Company or any Related Corporation in the capacity of an employee, officer, director, advisor or consultant (such service is described herein as maintaining or being involved in a “Business Relationship” with the Company), the Employee may exercise such Option for the percentage of shares of Common Stock subject to such Option as set forth in the Notice. The foregoing rights are cumulative and, while the Employee continues to be engaged in a Business Relationship with the Company or any Related Corporation, the Option may be exercised in accordance with the terms as set forth in such Notice. All of the foregoing rights are subject to Sections 4 and 5, as appropriate, if the Employee ceases to be engaged in a Business Relationship with the Company and all Related Corporations.

4. Termination of Business Relationship.

(a) Termination Other Than for Cause: If the Employee ceases to be engaged in a Business Relationship with the Company and all Related Corporations, other than by reason of death or disability as defined in Section 5 or termination for Cause as defined in Section 4(c), no further installments of such Option shall become exercisable, and such Option shall terminate after the passage of three months from the date on which the Business Relationship ceases, but in no event later than the scheduled expiration date of such Options. In such a case, the Employee’s only rights hereunder shall be those which are properly exercised before the termination of such Option.

(b) Termination for Cause: If the Business Relationship is terminated for Cause (as defined in Section 4(c)), such Option shall terminate upon the Employee’s receipt of written notice of such termination and shall thereafter not be exercisable to any extent whatsoever.

(c) Definition of Cause: “Cause” shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of the Employee, after notice thereof, to render services to the Company or Related Corporation in accordance with the terms or requirements of his or her Business Relationship; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or Related Corporation; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or Related Corporation which results in direct or indirect loss, damage or injury to the Company or Related Corporation; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or Related Corporation; or (vi) the commission of an act which constitutes unfair competition with the Company or Related Corporation or which induces any customer or supplier to breach a contract with the Company or Related Corporation.

5. Death; Disability.

(a) Death: If the Employee dies while engaged in a Business Relationship with the Company or any Related Corporation, such Option may be exercised, to the extent otherwise exercisable on the date of his or her death, by the Employee’s estate, personal representative or beneficiary to whom such Option has been assigned pursuant to Section 10, at any time within 180 days after the date of death, but not later than the scheduled expiration date.

(b) Disability: If the Employee ceases to be engaged in a Business Relationship with the Company and all Related Corporations by reason of his or her disability (as defined in the Plan), such Option may be exercised, to the extent otherwise exercisable on the date of the termination of such Business Relationship, at any time within 180 days after such termination, but not later than the scheduled expiration date.

(c) Effect of Termination: At the expiration of the 180-day period provided in paragraph (a) or (b) of this Section 5 or the scheduled expiration date, whichever is the earlier, such Option shall terminate and the only rights hereunder shall be those as to which such Option was properly exercised before such termination.

6. Partial Exercise. Such Option may be exercised in part at any time and from time to time within the above limits, except that such Option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to such Option and cash in lieu of a fractional share must be paid, in accordance with Paragraph 13(G) of the Plan, to permit the Employee to exercise completely such final installment. Any fractional share with respect to which an installment of such Option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to such Option and shall be available for later purchase by the Employee in accordance with the terms hereof.

7. Payment of Price.

(a) Form of Payment. The price of such Option shall be paid in the following manner:

(i)	in cash or by check;

(ii)	subject to paragraph 7(b) below, by delivery of shares of the Company’s Common Stock having a fair market value (as determined by the Committee) equal as of the date of exercise to the option price;

(iii)	by delivery of an assignment satisfactory in form and substance to the Company of a sufficient amount of the proceeds from the sale of the Option Shares and an instruction to the broker or selling agent to pay that amount to the Company; or

(iv)	by any combination of the foregoing.

(b) Limitations on Payment by Delivery of Common Stock: If the Employee delivers Common Stock held by the Employee (“Old Stock”) to the Company in full or partial payment of the option price, and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Employee and the Company, an equivalent number of Option Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Employee paid for the Option Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this Agreement. Notwithstanding the foregoing, the Employee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Employee free of any substantial risk of forfeiture for at least six months.

8. Method of Exercising Option. Subject to the terms and conditions of this Agreement, such Option may be exercised by written notice to the Company at its principal executive office, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise such Option and the number of Option Shares for which it is being exercised and shall be signed by the person or persons so exercising such Option. Such notice shall be accompanied by payment of the full purchase price of such Option Shares, and the Company shall deliver a certificate or certificates representing such Option Shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising such Option (or, if such Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising such Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship). In the event such Option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise such Option.

9. Option Not Transferable. Each Option is not transferable or assignable except by will or by the laws of descent and distribution. During the Employee’s lifetime only the Employee can exercise such Option.

10. No Obligation to Exercise Option. The grant and acceptance of such Option imposes no obligation on the Employee to exercise it.

11. No Obligation to Continue Business Relationship or Grant Option(s). Neither the Plan, this Agreement, nor the grant of such Option imposes any obligation on the Company or any Related Corporation to continue any Business Relationship with the Employee. Neither the Plan nor this Agreement imposes any obligation on the Company or any Related Corporation to grant any Option.

12. No Rights as Stockholder until Exercise. The Employee shall have no rights as a stockholder with respect to the Option Shares until such time as the Employee has exercised such Option by delivering a notice of exercise and has paid in full the purchase price for the shares so exercised in accordance with Section 8. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

13. Capital Changes and Business Successions. The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

14. Early Disposition. The Employee agrees to notify the Company in writing immediately after the Employee transfers any Option Shares, if such transfer occurs on or before the later of (a) the date two years after the date of this Agreement or (b) the date one year after the Employee acquired such Option Shares. The Employee also agrees to provide the Company with any information concerning any such transfer required by the Company for tax purposes.

15. Withholding Taxes. If the Company or any Related Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of such Option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to such Option, the Employee hereby agrees that the Company or any Related Corporation may withhold from the Employee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company or Related Corporation, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Employee on exercise of such Option. The Employee further agrees that, if the Company or any Related Corporation does not withhold an amount from the Employee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company or Related Corporation, the Employee will make reimbursement on demand, in cash, for the amount underwithheld.

16. Lock-up Agreement. The Employee agrees that in connection with an underwritten public offering of Common Stock, upon the request of the Company or the principal underwriter managing such public offering, such Option and the Option Shares may not be sold, offered for sale or otherwise disposed of without the prior written consent of the Company or such underwriter, as the case may be, for 180 days after the effectiveness of the Registration Statement filed in connection with such offering, or such longer period of time as the Board of Directors may determine if all of the Company’s directors and officers agree to be similarly bound. The lock-up agreement established pursuant to this paragraph 15 shall have perpetual duration.

17. Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or relating to the performance of this Agreement or its termination shall be settled by arbitration in the State of Florida, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

18. Provision of Documentation to Employee . By signing this Agreement the Employee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

19. Miscellaneous.

(a) Notices: All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below. The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

(b) Entire Agreement; Modification: This Agreement, and any Notice delivered pursuant to this Agreement, together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement and any Notices delivered pursuant to this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c) Severability: The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d) Successors and Assigns: This Agreement and any Notices delivered pursuant to this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 9 hereof.

(e) Governing Law: This Agreement and any Notices delivered pursuant to this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

IN WITNESS WHEREOF, the Company and the Employee have caused this instrument to be executed as of the date first above written.

Citrix Systems, Inc. 6400 N.W. 6th Way Fort Lauderdale, Florida 33309

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